Exhibit 10.1

100 Pier 1 Place

Fort Wort h, TX 76102

PO Box 961020

Fort Worth, TX 76161-0020

P 817.252.8000

pierl.com

June 21, 2017

Bhargav J. Shah

Dear Bhargav,

This letter confirms the offer of employment with Pier 1 Services Company (" Pier 1 Imports" or "the Company") for the position of Senior Vice President, Chief Information Officer, in Fort Worth, Texas. The position reports to the President and Chief Executive Officer at a starting base salary of $425,000 per year ($16,346.15 bi-weekly); in each case subject to required withholdings for applicable taxes and voluntary pay deductions pursuant to the terms of this letter.

Pier 1 Imports' offer is made given your indication that you are not subject to any arrangement, agreement or restriction that would preclude you in any way from accepting employment with Pier 1 Imports whether serving in the above position or another position with the Company. This offer of employment is also contingent upon the completion, receipt and review of all references and background checks currently underway, each subject to the Company' s approval and upon receiving the approval of this offer of employment by the Company's Compensation Committee of the Board of Directors.

Your position with Pier 1 Imports entitles you to participate in the Fiscal 2018 annual short -term performance plan. Your participation will be at a 75% of base salary bonus target level, and will be pro rated from your date of hire. The incentive will be described in an award agreement which will be delivered to you upon commencement of employment. Your participation in the annual incentive plan is subject to the terms and conditions of that award agreement and the governing plan document.

As an officer of Pier 1 Imports, you will also be eligible to participate in the Company's Fiscal 2018 long term incentive plan. For Fiscal 2018, the equity awards will consist of a target number of shares of restricted stock valued on the date of grant expected to be the first business date following your employment commencement (based on the 30-day trailing average of the closing price of Pier 1 Imports' stock) at approximately $425,000, with 40% of the grant being time-based shares and 60% being performance-based shares. Vesting rates, performance measure(s) and allocation of the performance-based shares among specific performance measures will be described in an award agreement which will be delivered to you upon commencement of employment.

To partially offset any forfeited short-term incentive opportunity you may incur in transitioning to Pier 1 Imports' Fiscal 2018 short -term incentive plan, the Company agrees to provide a one-time cash payment of $150,000, less applicable tax withholdings, payable within 30 days of its Fiscal 2018 year end, provided you remain actively employed and, have substantially completed the physical relocation of your family to the Dallas-Fort Worth area.

As an associate of Pier 1 Imports, you will be eligible in April, 2018 for an annual performance review with pay consideration. Further, at that time consideration will be given to re-evaluating the title of your role to the level of Executive Vice President.

Upon satisfaction of normal waiting periods you will be eligible for participation in our employee group insurance plans that include a managed health plan, long-term disability, dental insurance, accident insurance, vision and life insurance, and a prescription drug plan. As an associate, you will also receive a 25% discount on all Pier 1 Imports merchandise.

Additionally, we recognize that you may have a need for transitional medical coverage and Pier 1 Imports is prepared to reimburse you for your COBRA payment (less required withholdings) until you become eligible for Pier 1 Imports group insurance.

Upon satisfaction of the current waiting period of sixty days, you will be eligible to participate in the Company's 401(k) retirement plan. This plan currently offers mandatory employer matching contributions based on your pre-t ax contributions to the plan. The match is 100% of the first 1% of your eligible compensation to the plan and 50% of the next 4% of your eligible compensation contributed to the plan. For example, if you choose to contribute 5% of your eligible compensation, Pier 1 Imports would make a matching employer contribution, each pay period, at 3% of your eligible compensation, to your plan account. The details of the plan, including the vesting schedule will be provided to you upon employment in the 401(k) Summary Plan Description.

After sixty days of continuous employment, you will also be eligible to participate in the Pier 1 Imports, Inc. Stock Purchase Plan, an after-tax plan. This plan offers an employer matching contribution. You may contribute up to 20% of your eligible compensation to this plan. Pier 1 Imports will match that contribution at 25% and your deferral plus the match will be used to purchase Pier 1 Imports stock for your account. Details of this benefit will be provided to you upon employment.

As a Senior Vice President at Pier 1 Imports, after sixty days of employment, you are also eligible to participate in the Pier 1 Imports, Inc. Deferred Compensation Plan. The Company will make a matching contribution, allocated to deemed investment balance(s) selected by you, based upon elective deferrals of your compensation. The match is 100% of the first 1% of eligible compensation deferred and 50% of the next 4% of eligible compensation deferred. The details of the plan, including the vesting schedule and a summary description will be provided to you upon employment.

Upon commencement of employment, you will be eligible for four weeks of vacation to expire at the end of the current fiscal year (Fiscal 2018). In addition, after six months of continued employment, you will be granted two floating holidays.

You will be eligible for relocation benefits of up to $90, 000 in accordance with the Company's standard relocation policy. Administration of the Company's relocation plan is through TRC, the Company’s relocation vendor.

Your employment with Pier 1 Imports will be "at will" and is subject to Pier 1 Imports' terms and conditions of employment set forth in our associate handbook.

We are very excited about the opportunities available for you at the Pier 1 Imports. If you have any questions, comments or concerns, please call me. My office number is _. My cellular number is _.

If this letter correctly sets forth your understanding of Pier 1 Import s' offer of employment, then please sign where indicated below to acknowledge your acceptance and return a copy to me.

Sincerely,

/s/ Gregory S. Humenesky

Executive Vice President, Human Resources

Pier 1 Services Company

By: Pier 1 Holdings, Inc., its managing trustee

Agreed to:

/s/ Bhargav Shah	6/23/2017
Bhargav Shah	Date

Cc: Alasdair James

Bhargav Shah

Position:	Senior Vice President, CIO

Reporting To:	Alasdair James, President & CEO

Base Salary:	$425,000 if annualized ($16,346.15 bi-weekly)

Annual Target Bonus:	$319,000 (target 75% of base)
•1st year to be pro-rated from date of hire •Annual maximum 200% of target

Long-Term Incentive:	Dollar value ($425,000) equivalent to 100% base salary upon commencement of employment
•Combination of time-based and performance-based restricted (full value) shares (40% time-based; 60% performance-based with 2X target opportunity)
Other Benefits:

•To make whole on short-term incentive opportunity during initial year of employment, Pier 1 Imports agrees to a one-time payment of $150,000 following the end of its Fiscal ' 18 year, provided you remain currently employed, and you have physically relocated your family to the DFW area by the time of payment

•25% store discount

•Four weeks vacation through remainder of Fiscal ’18

•Two floating holidays after 6 months continued employment

401(k):	60% company match at 5% contribution; eligible after 60 days of employment; vesting period of six years; contributions allowed from 1-50% of base salary

DCP:	Tax deferred; 60% company match at 5% contribution; eligible after 60 days of employment; vesting period of six years; contributions allowed from 1-50% of base salary

Stock Purchase Plan:

25% company match dependent on continuous participation in the plan; eligible after 60 days of employment; fully vested at all times during participation; contributions allowed up to 20% of base salary

Group Insurance:

•Managed Care Health Plan - until eligible, 1st month following completion of 30 days of employment, Pier 1 will reimburse for

COBRA expenses

•Dental Insurance

•Vision Insurance

•Flexible Spending Accounts

•Disability •Accident Insurance •Life Insurance

Relocation:	You will be eligible for relocation benefits of up to $90,000 in accordance with the Company's standard relocation policy

*	Offer of employment is made contingent upon receipt of satisfactory reference checks and upon approval of Pier 1 Imports Compensation Committee